Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett Vice President/Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Stock Option Internal Investigation Continues;
Form 10-K Filing To Be Delayed

DALLAS, TEXAS: September 14, 2006 – Affiliated Computer Services, Inc. (NYSE:ACS), a premier provider of business process outsourcing and information technology solutions, today announced an update with respect to the internal investigation into its historical stock option practices during the period 1994 to date and the Company’s related disclosure in its Form 10-Q, filed May 15, 2006 in response to a pending informal investigation by the Securities and Exchange Commission and a grand jury subpoena issued by the United States Attorney for the Southern District of New York.

As previously disclosed, beginning in March 2006 ACS’ internal investigation was conducted, at the direction of the Board of Directors, by the Company’s regular outside counsel, which had not been involved in the Company’s historical stock option grant process. ACS’ regular outside counsel also represented the Company in connection with the SEC informal inquiry which began in March 2006. In May 2006 the Company retained independent counsel, Bracewell & Giuliani LLP (“Investigation Counsel”), to jointly conduct the internal investigation with the Company’s regular outside counsel and to represent the Company in connection with the investigations being conducted by the United States Attorney and the SEC. Further, in July 2006 the ACS Board’s Audit Committee, consisting of all four of the Company’s independent directors, retained its own independent counsel to assist the Audit Committee in monitoring the internal investigation.

In August 2006 the Company’s Board of Directors voted to instruct Investigation Counsel to report the progress and findings of the internal investigation to the Board’s independent directors and the Audit Committee and to change the role of its regular outside counsel to one of providing ongoing assistance to Investigation Counsel. In addition, the Company retained Skadden, Arps, Slate, Meagher & Flom LLP in August 2006 as its new regular outside corporate counsel. Subsequently, an Ad Hoc Committee of the Board of Directors, consisting of all the Company’s independent directors, was formally established to monitor, oversee and direct the conduct of the internal investigation.

During the past week the Ad Hoc Committee received oral updates on the progress of the investigation from Investigation Counsel. The investigation into the Company’s historic stock option grant practices is continuing and the investigation also includes a review of the preparation of the Company’s Form 10-Q for the quarterly period ended March 31, 2006, as filed with the SEC on May 15, 2006. On August 7, 2006 the Company announced that previously disclosed preliminary findings of the investigation set forth in Note 3 to its consolidated financial statements included in its Form 10-Q should no longer be relied upon. The Ad Hoc Committee will make recommendations to the Board of Directors when it receives the final report of Investigation Counsel.

The Company’s Audit Committee, which consists of the same individuals as the Ad Hoc Committee, has received periodic reports from Investigation Counsel. In addition, the Audit Committee does not expect the independent auditors to be in a position to complete the audit of the Company’s financial statements until the internal investigation is complete and the independent auditors have had the opportunity to review the findings and any recommendations, including any actions recommended by the Ad Hoc Committee, Audit Committee and Board of Directors.

In view of the foregoing, the Company is not in a position to file its Annual Report on Form 10-K for its fiscal year ended June 30, 2006, as required to be filed by yesterday’s close of business. While the Company is seeking to be in a position to file its Form 10-K by September 28, 2006, which is within the additional time period permitted under the SEC rules for an issuer to be deemed to have filed in a timely manner, there is no assurance that the Form 10-K will be filed by such date.

Absent a waiver, the Company may face covenant compliance issues under its March 2006 Credit Facility, including if it does not have audited financial statements within 90 days of the end of its fiscal year. The Company is in the process of seeking a waiver from the lenders under the Credit Facility. Approximately $2.0 billion in borrowings are outstanding under the Credit Facility.

ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.